Exhibit 10.4

FOURTH AMENDMENT OF LEASE
AND SURRENDER AGREEMENT

     THIS FOURTH AMENDMENT OF LEASE AND SURRENDER AGREEMENT (hereinafter referred to as the “Agreement”) made as of the 16th day of July, 2003 by and between 450 WESTSIDE PARTNERS, L.L.C., a Delaware limited liability company having an office c/o Max Capital Management Corp., 230 Park Avenue, New York, New York 10169 (hereinafter referred to as “Landlord”) and DOUBLECLICK INC., a Delaware corporation having an office at 450 West 33rd Street, New York, New York 10001 (hereinafter referred to as “Tenant”).

Statement of Facts

     Pursuant to that certain Agreement of Lease dated as of January 26, 1999 (hereinafter referred to as the “Original Lease”) between John Hancock Mutual Insurance Company (hereinafter referred to as “Hancock”), Landlord’s predecessor in interest, and Tenant, as amended by that certain Amendment of Lease made as of January 26, 1999 (hereinafter referred to as the “Amendment”) and letter agreement made as of January 26, 1999, as further modified by letter agreement dated June 8, 1999, letters dated June 18, 1999, June 29, 1999 and July 12, 1999, as further amended by Second Amendment to Lease dated as of December 28, 1999 (hereinafter referred to as the “Second Amendment”), and as further amended by Third Amendment of Lease and Partial Surrender Agreement dated as of May 16, 2003 (hereinafter referred to as the “Third Amendment”) between Landlord and Tenant (the Original Lease, as amended, is hereinafter collectively referred to as the “Lease”), Tenant is the tenant of certain premises consisting of space on the sixteenth (16th) floor, loading bay #21 and freight elevator # F-8, the mezzanine and the area on the east and west sides of the rooftop/setback outside the windowed portions of the 16th floor (hereinafter collectively referred to as the “16th Premises”), the twelfth (12th) floor, loading bay #18 and freight elevator #F-13 (hereinafter collectively referred to as the “12th Premises”), the fourteenth (14th) floor and elevator #F-4 (hereinafter collectively referred to as the “14th Premises”), and the fifteenth (15th) floor, loading bay #22 and freight elevator #F-6 (although the Lease referred to same as #F-7) (hereinafter collectively referred to as the “15th Premises”) in the building located at 450 West 33rd Street, New York,

New York (hereinafter referred to as the “Building”) upon terms and conditions more fully set forth in the Lease. The 16th Premises, the 12th Premises, the 14th Premises and the 15th Premises are hereinafter collectively referred to as the “Original Premises”. Pursuant to the Third Amendment, Tenant is obligated to surrender possession of a portion of the Original Premises consisting of the 12th Premises on or before July 31, 2003 in accordance with the terms of the Third Amendment. For purposes of this Agreement, but subject to the provisions of the Third Amendment, the 14th Premises, the 15th Premises and the 16th Premises are hereinafter collectively referred to as the “Existing Premises.” Tenant desires to surrender to Landlord the Existing Premises (other than the 12th Premises in the event the Third Amendment is terminated) and to otherwise amend the Lease as more fully hereinafter set forth. Unless otherwise specifically indicated, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

TERMS

          1. (a) Effective at 11:59 p.m. on (i) October 31, 2003 (hereinafter referred to as the “First Effective Date”), with respect only to a portion of the Existing Premises consisting of the entire 15th Premises (hereinafter referred to as the “First Surrender Space”), (ii) October 31, 2003 (hereinafter referred to as the “Second Effective Date”) with respect only to a portion of the Existing Premises consisting of the entire 16th Premises (hereinafter referred to as the “Second Surrender Space”) and (iii) November 30, 2003 (hereinafter referred to as the “Third Effective Date”), with respect to the balance of the Existing Premises, but subject to the provisions of the Third Amendment, consisting of the entire 14th Premises (hereinafter referred to as the “Third Surrender Space”) (the First Surrender Space, the Second Surrender Space and the Third Surrender Space are hereinafter sometimes referred to individually or collectively as the “Surrender Space” and the First Effective Date, the Second Effective Date and the Third Effective Date are sometimes hereinafter referred to individually or collectively as the “Effective Date”), the Lease, except as otherwise expressly provided below, and the leasehold estate created thereby with respect to the First Surrender Space, the Second Surrender Space and the

Third Surrender Space, as the case may be, shall be deemed terminated and expired as if the First Effective Date, the Second Effective Date and the Third Effective Date, as applicable, were set forth in the Lease as the expiration dates thereof with respect only to the First Surrender Space, the Second Surrender Space and the Third Surrender Space, respectively, in accordance with, and subject to, the provisions of this Agreement. Nothing contained herein shall be deemed to affect Tenant’s obligations with respect to the surrender of the 12th Premises in accordance with the terms of the Third Amendment.

               (b) Except as otherwise expressly provided in this Agreement, wherever in the Lease reference is made to the “demised premises”, “leased premises” or a similar phrase from and after each of the First Effective Date, the Second Effective Date and the Third Effective Date, such phrases shall be deemed to exclude each of the First Surrender Space, the Second Surrender Space and the Third Surrender Space, respectively. To the extent that the Third Amendment is terminated in accordance with its terms, wherever in the Lease reference is made to the “demised premises”, “leased premises” or a similar phrase from and after the date of termination of the Third Amendment, such phrases shall be deemed to be only the 12th Premises.

          2. (a) Except as expressly set forth in this Agreement and subject to the further provisions of this Paragraph 2 and Paragraph 3, Tenant shall remain obligated to comply with all of the terms, covenants and conditions of the Lease on Tenant’s part to observe, perform and comply with respect to the First Surrender Space, the Second Surrender Space and the Third Surrender Space through and including the later of the First Effective Date, the Second Effective Date and the Third Effective Date, respectively and the date(s) (hereinafter referred to as the “First Surrender Date” with respect to the First Surrender Space, the “Second Surrender Date” with respect to the Second Surrender Space and the “Third Surrender Date” with respect to the

Third Surrender Space (the First Surrender Date, the Second Surrender Date and the Third Surrender Date are sometimes hereinafter collectively referred to as the “Surrender Date”)) on which Tenant quits and surrenders each of the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as applicable, in the manner set forth in Paragraphs 3 and 4 below, and all of Tenant’s obligations and liabilities under the Lease and this Agreement with respect to each of the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as the case may be, which accrue or arise or relate to matters occurring on or before the later of the First Effective Date and the First Surrender Date with respect to the First Surrender Space, the Second Effective Date and the Second Surrender Date with respect to the Second Surrender Space and the Third Effective Date and the Third Surrender Date with respect to the Third Surrender Space shall survive the First Effective Date, the Second Effective Date and the Third Effective Date, as applicable, and the First Surrender Date, the Second Surrender Date and the Third Surrender Date, as applicable, including, without limitation, Tenant’s obligation under the Lease with respect to the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as applicable to pay Operating Expenses (Landlord hereby acknowledges and agrees that all fixed rent due under the Lease has been paid by Tenant through June 30, 2003 and all additional rent (other than real estate taxes and operating expenses not billed, but as to real estate taxes, only with respect to the “true-up” of real estate taxes for the period from January 1, 2003 through June 30, 2003, and as to operating expenses, only with respect to the “true-up” of operating expenses for the 2002 calendar year) under the Lease have been paid by Tenant through June 30, 2003, and, except as otherwise expressly provided in this Agreement, that there are no other outstanding amounts owing to Landlord as of the date of this Agreement) and, and the curing of all violations, if any, and the closing out of all open applications and delinquency notices, if any, (except as otherwise provided in Paragraph 2(b) below) relating to Tenant’s use and occupancy of the Second Surrender Space and the Third Surrender Space (other than with respect to elevator #F-4 and the Unit C Premises), as applicable, and Tenant’s obligation under the Lease with respect to the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as applicable, (and any liability resulting from Tenant’s failure to perform such obligation) to indemnify, defend and hold Landlord harmless under the Lease for all liabilities, obligations, suits, claims, fines, damages, penalties, costs, charges and expenses (hereinafter collectively referred to as “Damages”) (including, without limitation, attorneys’ fees and disbursements) which may be imposed upon, incurred or paid by, or asserted against Landlord under the Lease with respect to the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as applicable, or for which Landlord may become, or is, liable, that are imposed by, or incurred or paid to, or asserted by, third parties and for which Tenant would otherwise be liable for under the Lease, including, without limitation, Damages resulting from (i) injuries to persons occurring at the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as the case may be, on or prior to the later of the First Effective Date, the Second Effective Date and the Third Effective Date, respectively, and the First Surrender Date, the Second Surrender Date and the Third Surrender Date, respectively; (ii) Tenant’s failure to have paid for any work performed at, or materials or supplies installed at or furnished to, the First Surrender Space, the Second Surrender Space and/or the Third Surrender Space, as the case may be, on or prior to the later of the First Effective Date, the Second Effective Date and the Third Effective Date, respectively, and the First Surrender Date, the Second Surrender Date and the Third Surrender Date, respectively, at the request of, or for the benefit of, Tenant or any person or entity claiming by, through or under Tenant; and (iii) Landlord’s inability to obtain an amendment to the certificate of occupancy for the Building because of any act or omission by Tenant (other than with respect to the First Surrender Space and the Unit C Premises), to the extent Tenant would be liable under the Lease for such Damages. Notwithstanding the foregoing, Tenant shall remain obligated to pay the fixed rent under the Lease with respect to (i) the First Surrender Space through the date which is eleven (11) months after the First Surrender Date, (ii) the Second Surrender Space through the date which is eleven (11) months after the Second Surrender Date and (ii) the Third Surrender Space through the date which is eleven (11) months after the Third Surrender Date, which shall be paid from the proceeds of the L/C as provided in subparagraph 5(a)(iv).

               (b) Notwithstanding the provisions of subparagraph (a) above, Tenant shall have no obligation to cure any violations, to close out any open applications or to discharge any delinquency notices as set forth above, (w) with respect to the First Surrender Space and the Unit C Premises, or (x) if the violation was not caused by the act or omission of Tenant or any person claiming by, through or under Tenant, or (y) if the application was not opened by Tenant, or any person claiming by, through or under Tenant, or (z) if the issue surrounding the delinquency notice was not caused by, as the case may be, the act or omission of Tenant or any person or entity claiming by, through or under Tenant, including, but not limited to, Tenant’s contractors and consultants. To the extent such violation, open application and/or delinquency notice is attributable to Tenant’s acts or omissions, then Tenant shall be liable for, and shall pay as additional rent in accordance with the terms of the Lease, as amended, its proportionate share of the cost and expense incurred by Landlord to cure or close out the same, except that Landlord shall be responsible for any further costs payable to Fire Quench (or any substitute vendor other than any substitute vendor employed by or on behalf of Tenant, its employees, agents or contractors) and for any further work to be performed by Fire Quench (or any substitute vendor other than any substitute vendor employed by or on behalf of Tenant, its employees, agents or contractors) from and after the date of this Agreement solely with respect to the Surrender Space or elsewhere in the Building so as, except as otherwise expressly set forth herein, to make the Surrender Space (other than the 15th Premises and the Unit C Premises) compliant with all applicable laws, rules, regulations and codes of any and all governmental and/or quasi-governmental agencies or entities having jurisdiction with respect thereto. Tenant represents and warrants to Landlord that as of the date hereof (i) no money is due and owing from Tenant to Fire Quench for work performed by Fire Quench on behalf of, or at the request of, Tenant with respect to the Surrender Space or any other portion(s) of the Original Premises and (ii) no further work has been contracted for between Tenant and Fire Quench to be performed from and after the date of this Agreement with respect to the Surrender Space or any other portion(s) of the Original Premises. The parties hereto acknowledge and agree that if at any time after the date of this Agreement Tenant contracts with Fire Quench or any other person or entity to cure any violation or close out any open application with respect to the Surrender Space, Tenant shall be responsible for the costs and expenses incurred in connection therewith. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Landlord acknowledges and agrees that Tenant shall have no obligation to cure violation #38138045M issued with respect to freight elevator #F-8 for failure to maintain.

               (c) Nothing contained in this Agreement shall be deemed to extend the applicable Effective Date or otherwise permit Tenant to hold-over its occupancy or possession of any portion of either Surrender Space beyond October 31, 2003 with respect to the First Surrender Space and the Second Surrender Space and November 30, 2003 with respect to the

Third Surrender Space.

          3. (a) (i) Subject to the other provisions of this Agreement, on or before the First Effective Date, the Second Effective Date and the Third Effective Date, as the case may be, Tenant shall quit and surrender the First Surrender Space, the Second Surrender Space and the Third Surrender Space, respectively, broom clean, in good order and condition, ordinary wear and tear excepted, free of all tenants, subtenants and other occupants and Tenant shall, as applicable to each relevant portion of the Surrender Space, (i) substantially perform and complete the items of work described on Exhibit C annexed hereto, at its expense, as “Tenant’s Work”, (ii) except as otherwise set forth in this Paragraph 3(a), remove all of Tenant’s trade equipment, trade fixtures and personal property therefrom, including, without limitation, any signage located in the elevator lobbies on the fourteenth (14th), fifteenth (15th) and sixteenth (16th) floors of the Building, (iii) surrender the Surrender Space with all mechanical, electrical and plumbing fixtures, equipment and systems (hereinafter collectively referred to as the “Systems”) in working order and condition (other than the 15th Premises, the Unit C Premises and elevator #F-4) (but, in any event, only to the extent the preservation of the Systems is not Landlord’s obligation under the Lease), including, without limitation, the two (2) perimeter heating units located in the mechanical room of the 16th Premises, the perimeter heating unit located in the south east corner mechanical room of the 14th Premises, the four (4) 100 ton air-conditioning, ventilation and heating units on each of the 14th Premises and the 16th Premises, freight elevators #F-6 and #F-8, and the equipment located in each of the kitchen(s), the fitness center and the athletic area(s), (iv) repair any damage (other than mere cosmetic, immaterial damage) to the Surrender Space resulting from Tenant’s removal of its equipment therefrom, removal of any of its trade equipment, trade fixtures and personal property therefrom and any signage as set forth in item (ii) above, and (v) in all other respects, except as otherwise set forth in this Paragraph 3(a) and elsewhere in this Agreement, surrender each of the First Surrender Space, the Second Surrender Space and the Third Surrender Space to Landlord in accordance with the applicable provisions of the Lease, as if the First Effective Date, the Second Effective Date and the Third Effective Date, as applicable, were the expiration dates thereof with respect to the First Surrender Space, the Second Surrender Space and the Third Surrender Space, respectively, subject to Tenant’s obligations under the Lease as set forth in Paragraph 2 above and this Paragraph 3. As of the later to occur of the First Effective Date and the First Surrender Date with respect to the First Surrender Space, the later to occur of the Second Effective Date and the Second Surrender Date with respect to the Second Surrender Space and the later to occur of the Third Effective Date and the Third Surrender Date with respect to the Third Surrender Space, Tenant shall not remove the furniture (hereinafter referred to as the “FF&E”) existing in each Surrender Space as indicated on Exhibit B-1 annexed hereto and made a part hereof, as applicable, as of the date hereof, title to such FF&E is being transferred and conveyed to Associated Press by Tenant pursuant to that certain agreement dated as of the date hereof (hereinafter referred to as the “FF&E Agreement”) between Associated Press and Tenant, a copy of which is annexed hereto as Exhibit B-2, and shall leave the FF&E in each Surrender Space in the condition same are in as of the date hereof, reasonable wear and tear excepted.

                    (ii) Upon execution of this Agreement by Landlord and Tenant, Tenant shall pay to Associated Press (as hereinafter defined), on behalf of Landlord, the sum of $8,374,840.39 (hereinafter referred to as the “Associated Press Construction Reimbursement”) on account of the Associated Press’ work to the Surrender Space (hereinafter referred to as the “AP Work”) in accordance with the terms of the Associated Press Lease, including architect’s fees, engineering fees, space planning fees and filing fees and expenses and other typical “soft costs” in respect of the AP Work. Additionally, together with its execution and delivery of this Agreement, Tenant shall pay to Landlord the sum of $38,703.14, representing the costs to be incurred by Landlord to replace the louvers that Tenant was otherwise obligated to remove pursuant to item (c)(i) of the First Surrender Space and Second Surrender Space Work as set forth on Exhibit A and such payment shall be in lieu of Tenant performing such work.

                    (iii) With respect to the Unit C Premises (as such term is defined in the Second Amendment), after Tenant has completed the removal and/or abatement of Hazardous Materials (as such term is defined in the Second Amendment), Tenant shall send to Landlord a copy of receipted invoices therefor accompanied by four (4) original ACP-5 certificates and other supporting environmental reports required by all laws, rules and regulations of any governmental agency, Building Department (as such term is defined in the Second Amendment), and/or any other entity having jurisdiction with respect thereto evidencing that such Hazardous Materials have been removed and/or abated. Tenant further agrees to provide to Landlord upon completion of the removal and/or abatement of Hazardous Materials for the 15th Premises four (4) original ACP-5 certificates and other supporting environmental reports required by all laws, rules and regulations of any governmental agency, Building Department and/or any other entity having jurisdiction with respect thereto evidencing that such Hazardous Materials have been removed and/or abated. Landlord shall cooperate with Tenant, at Tenant’s expense, in obtaining such evidence by promptly executing any documents in connection therewith required to be executed by Landlord. In the event the costs to remove or abate Hazardous Materials in the Unit C Premises is less than $32,614.00, Tenant, within thirty (30)

days after delivery of notice by Landlord shall pay to Landlord the difference between $32,614.00, and the actual cost to Tenant for such removal or abatement.

                    (iv) (A) The obligations of Tenant with respect to the surrender of the Surrender Space (including, without limitation, the substantial performance of Tenant’s Work and Tenant’s obligations set forth in subparagraphs (ii) and (iii) above) as set forth in this Paragraph 3(a), (B) the covenants, warranties and representations set forth in Paragraph 4(a), (C) the obligations contained in the last sentence of Paragraph 7, and (D) the obligations contained in Paragraph 9 are hereinafter collectively referred to as the “Delivery Conditions.”

               (b) Tenant hereby agrees that Landlord shall not have any accountability with respect to the FF&E and Tenant agrees to indemnify, defend and hold Landlord harmless for all Damages which may be imposed upon, incurred or paid by or asserted against Landlord, or for which Landlord may become, or is, liable with respect to the FF&E for any period prior to the (i) later to occur of the First Effective Date and the First Surrender Date with respect to the First Surrender Space, (ii) later to occur of the Second Effective Date and the Second Surrender Date with respect to the Second Surrender Space and (iii) later to occur of the Third Effective Date and the Third Surrender Date with respect to the Third Surrender Space, except for any Damages resulting from Landlord’s gross negligence or willful misconduct. No part of the Termination Fee (as defined in Paragraph 10 hereof) is in respect of, or is being allocated to, the FF&E, and Tenant shall cooperate with Landlord in substantiating the same. If prior to the later to occur of (x) the First Effective Date and the First Surrender Date with respect to the First Surrender Space, (y) the Second Effective Date and the Second Surrender Date with respect to the Second Surrender Space and (z) the Third Effective Date and the Third Surrender Date with respect to the Third Surrender Space any of the items constituting the FF&E have been removed from the First Surrender Space, the Second Surrender Space or the Third Surrender Space, as applicable, or there occurs damage to the FF&E causing the same not to be in its present condition as of the date hereof, reasonable wear and tear excepted, then Tenant shall promptly make such repairs to the FF&E and/or return any items of the FF&E to the First Surrender Space, the Second Surrender Space or the Third Surrender Space, as applicable, and such obligation(s) shall survive the later to occur of (x) the First Effective Date and the First Surrender Date with respect to the First Surrender Space, (y) the Second Effective Date and the Second Surrender Date with respect to the Second Surrender Space and (z) the Third Effective Date and the Third Surrender Date with respect to the Third Surrender Space, as applicable. During the period commencing on the date hereof through the later to occur of (i) the First Effective Date and the First Surrender Date with respect to the First Surrender Space, (ii) the Second Effective Date and the Second Surrender Date with respect to the Second Surrender Space and (iii) the Third Effective Date and the Third Surrender Date with respect to the Third Surrender Space, Tenant shall use the FF&E and the Systems as applicable to the First Surrender Space, the Second Surrender Space or the Third Surrender Space, as the case may be, solely for the conduct of its business and in a careful and proper manner. On or before the First Surrender Date as to the First Surrender Space, the Second Surrender Date as to the Second Surrender Space and the Third Surrender Date as to the Third Surrender Space, Tenant shall deliver to Associated Press any warranties in its possession in effect for the FF&E and a copy of same to Landlord. Upon reasonable advance notice at any time prior to (i) the First Effective Date or the First Surrender Date, if later, with respect to the First Surrender Space, (ii) the Second Effective Date or the Second Surrender Date, if later, with respect to the Second Surrender Space and (iii) the Third Effective Date or the Third Surrender Date, if later, with respect to the Third Surrender

Space, Landlord and Associated Press shall have the right to enter upon the applicable Surrender Space (in accordance with the terms of the Lease) to inspect the FF&E and the Systems. Tenant shall not hereinafter take any action which will result in any liens or encumbrances on the FF&E. Tenant represents that it is the sole owner of the FF&E and has good title to the same and, as of the First Surrender Date, there will be no liens or encumbrances on the FF&E and none of the same will be subject to any conditional sale, lease, judgment or financing arrangement.

               (c) Tenant’s Work shall be performed in accordance with all applicable provisions of the Lease, including, without limitation, Articles 3 and 45 thereof, as if a “change” or a “Tenant’s Change” (as such terms are defined in Article 45 of the Lease). If Landlord unreasonably delays in responding to Tenant’s submission of any plans required to be submitted in connection with Tenant’s performance of Tenant’s Work in the First Surrender Space, the Second Surrender Space and/or the Third Surrender Space, then the respective Effective Date and the respective dates for any penalties set forth in subparagraph 5(a)(ii) hereof shall be postponed by one (1) day for each day beyond the expiration of the time period required for Landlord to respond to any Tenant’s plans set forth in the Lease that Landlord has failed to respond to such Tenant’s plans, provided that Tenant has given Landlord written notice that by reason of Landlord’s unreasonable delay in responding to Tenant’s submission of any plans required to be submitted by Tenant, Tenant was delayed in performing Tenant’s Work to the First Surrender Space, the Second Surrender Space and/or the Third Surrender Space, as the case may be. For the purposes of this Agreement only, references to “ten (10) business days” in subsections 45(a)(v) and (vii) of the Lease shall be deemed to be references to five (5) business days”.

               (d) Tenant shall send to Landlord, Landlord’s attorneys, Associated

Press and Associated Press’ attorneys a notice (hereinafter referred to as the “Completion Notice”) specifying the date(s) (hereinafter referred to as the “Substantial Completion Date(s)”) on which Tenant’s Work with respect to the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as applicable, is substantially complete and the other Delivery Conditions applicable to such portions of each Surrender Space are satisfied (it being agreed that the Completion Notice may be sent by telecopier (with written confirmation of delivery) to Landlord, Landlord’s attorneys, Associated Press and Associated Press’ attorneys at the addresses and telecopier numbers provided in Paragraph 15 below). For purposes hereof, Tenant’s Work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which does not materially interfere with Associated Press’ use of the office space portions of the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as applicable, and does not result in Landlord being liable to Associated Press for any Delay Payment (as hereinafter defined) as set forth in the Associated Press Lease (in the form executed as of the date hereof). The respective Substantial Completion Date set forth in the respective Completion Notice shall be conclusive and binding upon Landlord as to the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as applicable, unless, solely by giving Tenant notice (hereinafter referred to as the “Dispute Notice”) within five (5) business days after the later of (i) the date on which Tenant gives a Completion Notice to Landlord for each of the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as applicable, and (ii) the Substantial Completion Dates set forth in such Completion Notices, Landlord disputes the fact that on or before the Substantial Completion Date(s) set forth in the Completion Notice(s) the Substantial Completion Date(s)

actually occurred as to the First Surrender Space, the Second Surrender Space and the Third Surrender Space, as applicable, which Dispute Notice shall provide the particular items of Tenant’s Work (in as much detail as reasonably possible) that are not substantially complete and which Delivery Conditions have not been satisfied. The notice sent by Tenant shall not be effective as a Completion Notice unless it notifies Landlord and Associated Press that if Landlord does not send the Dispute Notice within such five (5) business day period, the Substantial Completion Date set forth in the respective Completion Notice shall be conclusive and binding upon Landlord. If any items of Tenant’s Work are not disputed in said Dispute Notice, such non-disputed items shall be deemed substantially completed. Pending the resolution of a dispute over any of the Substantial Completion Date(s), for all purposes under this Agreement, the Substantial Completion Date(s) shall be deemed to be the date(s) set forth in the Completion Notice(s). If Landlord, Tenant and Associated Press cannot resolve such dispute within ten (10) days after Landlord sends the Dispute Notice to Tenant, such dispute shall be resolved among Landlord, Tenant and Associated Press by arbitration in accordance with the provisions contained in Article 34 of the Associated Press Lease, a copy of such Article is annexed hereto as Exhibit E and made a part hereof. If the dispute (whether by agreement or arbitration) is resolved in Landlord’s favor, then the Substantial Completion Date(s) shall be as determined by such agreement or arbitration and any payments based on the occurrence of the Substantial Completion Date(s) made by Tenant under this Agreement, including any Delay Payments, shall be adjusted accordingly, and any amounts due Landlord shall promptly be paid by Tenant to Landlord. If such dispute shall be resolved by arbitration, and it is determined that on or before the Substantial Completion Date(s) set forth in the Completion Notice(s), the Substantial Completion Date(s) did not actually occur, then the arbitration shall also determine whether the Substantial Completion Date(s) nevertheless occurred after the date set forth in the Completion Notice(s). If the arbitration determines that the Substantial Completion Date in question did, in fact occur, then the date thereof so determined shall be the Substantial Completion Date as to the First Surrender Space, the Second Surrender Space or the Third Surrender Space, as the case may be, without any requirement that Landlord be given another Completion Notice. If Tenant agrees with all or any portion of Landlord’s Dispute Notice, Tenant shall provide Landlord with an additional notice advising Landlord that such initially incomplete portions of Tenant’s Work are substantially completed and Landlord shall have three (3) business days to dispute said substantial completion, otherwise same shall be deemed substantially completed.

               (e) If on or before the Outside Date (as such term is hereinafter defined), Tenant’s Work with respect only to the 15th Premises and/or the Unit C Premises is not substantially complete and Tenant is not then diligently prosecuting such Tenant’s Work to substantial completion, then Tenant acknowledges and agrees that Associated Press shall have the right to complete the items of Tenant’s Work with respect only to the 15th Premises and/or the Unit C Premises that had not been completed prior to the Outside Date, by Landlord notifying Tenant, at least five (5) days prior to Associated Press commencing such Tenant’s Work, of Associated Press’ intention to so complete such Tenant’s Work (such notice being herein referred to as a “Self-Help Notice”). If Landlord so notifies Tenant and thereafter Associated Press performs such Tenant’s Work, Tenant shall pay to Landlord (hereinafter referred to as the “Tenant’s Work Reimbursement Cost”), to the extent reasonably paid by Associated Press, the out-of-pocket costs of performing such Tenant’s Work within fifteen (15) days after Landlord’s demand therefor, which demand (hereinafter referred to as the “Tenant’s

Work Reimbursement Notice”) shall describe, in reasonable detail, the items which comprise the Tenant’s Work Reimbursement Cost, and shall be accompanied by receipted bills, invoices and such other information or documents reasonably required by Tenant to verify the Tenant’s Work Reimbursement Cost.

               (f) Within the fifteen (15) day period commencing on the later of (i) the date on which Landlord delivers to Tenant the Tenant’s Work Reimbursement Notice, and (ii) the date on which Landlord delivers to Tenant the bills, invoices, receipts and other information or documentation reasonably required by Tenant as hereinbefore provided, Tenant may dispute the correctness of the Tenant’s Work Reimbursement Cost set forth therein, specifying (to the extent known to Tenant) the particular respects in which such Tenant’s Work Reimbursement Notice is incorrect. If Landlord and Tenant fail to settle such dispute within thirty (30) days after Tenant notifies Landlord of such dispute, such dispute shall be determined by arbitration in accordance with subsection (I)(2) of Article Fourth of the Second Amendment. Pending the resolution of such dispute by agreement between Landlord and Tenant or by arbitration as aforesaid, Tenant shall not be obligated to pay to Landlord any portion of the Tenant’s Work Reimbursement Cost that Tenant has reasonably and in good faith disputed. If as a result of such arbitration or agreement it is determined that the portion of the Tenant’s Work Reimbursement Cost paid by Tenant is less than the amount owed by Tenant, then the underpayment (plus the interest thereon described in subsection (e) above), shall be paid to Landlord within twenty (20) days after the arbitration decision is rendered and received by Landlord or the dispute is resolved by agreement. If as a result of such arbitration or such agreement it is determined that the portion of the Tenant’s Work Reimbursement Cost paid by Tenant is more than the amount owed by Tenant, then the overpayment (including interest thereon as described in subparagraph (e) above) to the extent paid by Tenant shall be refunded by Landlord to Tenant within twenty (20) days after the arbitration decision is rendered and received by Landlord or resolved by such agreement.

               (g) If all of Tenant’s Work with respect to the 15th Premises and the Unit C Premises is not substantially complete by the Outside Date and Landlord gives Tenant the Self-Help Notice, the applicable Delay Payment(s) shall continue in accordance with, and subject to, subparagraph 5(a)(ii) and shall end as to the 15th Premises and/or the Unit C Premises, as the case may be, on the date that Associated Press substantially completes Tenant’s Work with respect to such area of the Surrender Space, except that regardless of whether the item(s) of Tenant’s Work in question with respect to the 15th Premises and the Unit C Premises have been substantially completed by Associated Press by the date that is sixty (60) days after the date on which Landlord has given the Self-Help Notice to Tenant, all Delay Payments with respect to the 15th Premises and the Unit C Premises which have not theretofore ended shall end on the date that is sixty (60) days after the date on which Landlord has given the Self-Help Notice to Tenant.

               (h) For the purposes of this Agreement, the term “Outside Date” means February 1, 2004, except that for each day after June 18, 2003 that this Agreement has not been fully executed and delivered (including the delivery of all payments required by Tenant hereunder) to Landlord and Tenant the Outside Date shall be extended by one (1) day for each day after June 18, 2003 that this Agreement has not been fully executed and delivered, along with the delivery of the requisite payments required by Tenant hereunder.

          4. (a) Tenant hereby covenants, represents and warrants to Landlord that: (i) Tenant has not committed, permitted or suffered any act or deed whereby the Surrender Space (or any portion(s) thereof), or the security deposited under the Lease, if any, have been, or may be, pledged, hypothecated, encumbered, assigned, conveyed or otherwise transferred other than in accordance with Section 56N of the Lease and other than a certain license with respect to a portion of the Third Surrender Space pursuant to a License Agreement (hereinafter referred to as the “License Agreement”) with Saint Vincents Catholic Medical Centers of New York (hereinafter referred to as “Saint Vincents”), (ii) Tenant has not sublet, underlet or otherwise transferred, in any manner whatsoever, any present or future possession, use or occupancy right in or to all or any portions of the Surrender Space other than in accordance with Section 56N of the Lease and other than in accordance with the License Agreement, (iii) as of each Surrender Date with respect to the applicable Surrender Space, such Surrender Space shall be free of all tenants, subtenants and other occupants and all leases and subleases, and there shall be no other persons or entities, or who or which may claim, any rights of possession, occupancy or use of the applicable Surrender Space or any portions thereof, (iv) Tenant shall not commit, permit or suffer any such act or deed referred to in clause “(i)” above, and shall not so further sublet, underlet or otherwise transfer any such present or future possession, use or occupancy right, (v) freight elevator #F-6 is, and will be on the First Surrender Date, in working order and condition, (vi) freight elevator #F-8 is, and will be on the Second Surrender Date, in working order and condition, (vii) loading bay # 22 will, on the First Surrender Date, be in broom clean condition, (viii) loading bay # 21 will, on the Second Surrender Date, be in broom clean condition, (ix) elevator #F-4 will, on the Third Surrender Date, be in its present as-is condition as of the date of this Agreement, (x) the kitchen(s) in the Surrender Space is/are currently being used, or has/have been used in the past, for food cooking and preparation; the fitness center in the Surrender Space is currently being used, or has been used in the past, for the use of fitness and exercise equipment and workout rooms; the athletic area in the Surrender Space is currently being used, or has been used in the past, as a basketball court, volleyball court and/or for other athletic facilities; the terrace area on the Surrender Space is currently being used, or has been used in the past, for the placement of, and sitting on, chairs for eating, reading, lounging, meetings and social gatherings; and the mezzanine on the 16th Premises is currently being used for office purposes, (xi) the kitchen(s) in the Surrender Space and the equipment contained therein is/are, and will be on the First Surrender Date for the First Surrender Space, the Second Surrender Date for the Second Surrender Space and the Third Surrender Date with respect to the Third Surrender Space, in compliance with all applicable laws and/or requirements of public authorities that are applicable to the use of the kitchen(s) and such equipment as a kitchen for food cooking and preparation, (xii) Tenant has not cut the slab between the 15th Premises and the 16th Premises as provided in Section (c)(3) of Article 12th of the Second Amendment, (xiii) Tenant has no actual knowledge (without independent inquiry) of any odor problem with respect to the fitness center, the kitchen or the athletic area as of the date of this Agreement, and (xiv) Tenant has no actual knowledge (without independent inquiry) of any water leakage problem that has not been corrected with respect to the floors of the fitness center as of the date of this Agreement.

               (b) Tenant shall terminate any sublease or other agreement entered into between Tenant and the New York City Industrial Development Agency (hereinafter referred to as the “NYCIDA”) with respect to the Surrender Space and/or Tenant’s improvements to the Surrender Space and any sub-sublease or other agreement entered into between the NYCIDA and Tenant with respect to the Surrender Space and/or such Tenant’s improvements to the Surrender Space, the effective date of such termination shall be on or before the day immediately preceding (x) the First Surrender Date as to the First Surrender Space, (y) the Second Surrender Date as to the Second Surrender Space and (z) the Third Surrender Date as

to the Third Surrender Space. On or prior to (x) the First Surrender Date as to the First Surrender Space, (y) the Second Surrender Date as to the Second Surrender Space and (z) the Third Surrender Date as to the Third Surrender Space, Tenant shall deliver to Landlord fully executed copies of such termination letters or agreements or other evidence reasonably acceptable to Landlord that the applicable portion of the Surrender Space and/or such Tenants improvements are no longer subject to any such sublease, sub-sublease or other agreement.

               (c) (i) For purposes of this Agreement, a “Landlord Violation” shall mean a violation of applicable law and/or requirement of public authority, the compliance with which is the express obligation of Landlord that (A) has been noted or issued on, before or after the date of this Agreement, (B) was not caused by the act or omission of any tenant of the Building, and (C)(i) actually delays or prevents Associated Press from obtaining any alteration permits required by the applicable governmental authority, and such delay or prevention actually delays or prevents (x) the performance of any change that Associated Press is permitted to make in accordance with, and subject to, the applicable provisions of the Associated Press Lease, or (y) the lawful occupancy of any portion of the Surrender Space (in accordance with, and subject to, the applicable provisions of the Associated Press Lease) upon completion of any AP Work that Associated Press is permitted to make in accordance with, and subject to, the applicable provisions of the Associated Press Lease (it being understood that the imposition by any governmental authority of conditions requiring the cure of any Landlord’s Violation as a condition precedent to obtaining any such alteration permits which shall so delay Associated Press from obtaining any alteration permits shall be deemed such a delay or prevention of Associated Press from obtaining the alteration permit(s) in question), or (D) actually delays or prevents Associated Press from obtaining any use permits required by the applicable governmental authority, and such delay or prevention actually delays or prevents the lawful occupancy of the applicable portion of the Surrender Space for the corresponding use in accordance with, and subject to, the applicable provisions of the Associated Press Lease.

                    (ii) Notwithstanding anything contained in this Agreement to the contrary, if the delay or prevention is of the performance of any AP Work to the Surrender Space (other than the athletic area and the terrace area) that Associated Press is permitted or required to make in accordance with, and subject to, the applicable provisions of the Associated Press Lease, or of the lawful occupancy of any portion of the Surrender Space (other than the athletic area or the terrace area) (in accordance with, and subject to, the applicable provisions of the Associated Press Lease) upon completion of the AP Work that Associated Press is permitted or required to make in accordance with, and subject to, the applicable provisions of the Associated Press Lease, and provided such Landlord’s Violation resulted from any act or omission of Tenant, then Tenant shall pay Landlord an amount equal to the Violation Credit Amount (as such term is herein defined). For the purposes of this Paragraph, a “Violation Credit Amount” means the number of rentable square feet of the Surrender Space (other than the athletic area or the terrace area or any other area not included as “rentable square feet” under the Associated Press Lease) that Associated Press is, or will be, delayed or prevented from initially lawfully occupying as a result of a delay or prevention in the performance of any AP Work that Associated Press is permitted or required to make in accordance with, and subject to, the applicable provisions of the Associated Press Lease, multiplied by $.08, for each day of the period after the tenth (10th) day after Landlord’s receipt of the Violations Notice that Associated Press is delayed or prevented from performing the Associated Press Work in question, or in so lawfully occupying the portions of the Surrender Space in question, in either case, solely as a result of a Landlord Violation caused by the act or omission of Tenant. Notwithstanding anything contained in Paragraph 5(c) of this Agreement to the contrary, Tenant shall have no obligation to pay any Violation Credit Amount with respect to any portion of the Surrender Space that Associated Press is actually performing the AP Work or is actually occupying for business purposes.

          5. (a) (i) In the event that all the Delivery Conditions are not satisfied with respect to each of the First Surrender Space, the Second Surrender Space and the Third Surrender Space to Landlord in the manner set forth in Paragraphs 3 and 4 above on or before the applicable Effective Date, the parties hereby agree that Tenant’s occupancy of such Surrender Space(s) after the expiration of the applicable Effective Date shall be under a holdover occupancy arrangement commencing on the first day after such applicable Effective Date, which arrangement shall be upon all of the terms set forth in the Lease, including, without limitation, the payment of fixed rent and additional rent through the (A) First Surrender Date with respect to the First Surrender Space, (B) Second Surrender Date with respect to the Second Surrender Space and (C) Third Surrender Date with respect to the Third Surrender Space (without regard to Article 50 thereof).

                    (ii) Landlord and Tenant acknowledge that Associated Press, Inc. (hereinafter referred to as “Associated Press”) has entered into a lease (hereinafter referred to as the “Associated Press Lease”) with Landlord covering the Surrender Space. Pursuant to the terms of the Associated Press Lease, (A) Landlord is obligated to deliver possession of the First Surrender Space to Associated Press on November 1, 2003, the Second Surrender Space to Associated Press on November 1, 2003 and the Third Surrender Space to Associated Press on December 1, 2003, and (B) if Landlord fails to deliver possession of (1) each of the First

Surrender Space and the Second Surrender Space to Associated Press by December 1, 2003, Associated Press is entitled to a credit of fixed rent in the amount (x) (hereinafter referred to as the “First Surrender Space Delay Payment”) of $11,967.34 multiplied by the number of days during the period (hereinafter referred to as the “First Surrender Space Abatement Period”) commencing on December 1, 2003 and ending on the date next preceding the date on which Tenant surrenders possession of the First Surrender Space in the manner required by this Agreement, except that for each day after January 1, 2004 that Tenant has failed to surrender possession of the First Surrender Space, such $11,967.34 shall be increased to $15,956.45, and, in addition to Tenant’s obligation to continue to pay the fixed rent as set forth in subparagraph 2(a) of this Agreement, Tenant shall be obligated to pay Landlord the First Surrender Space Delay Payment, and (y) (hereinafter referred to as the “Second Surrender Space Delay Payment”) of $8,403.99 multiplied by the number of days during the period (hereinafter referred to as the “Second Surrender Space Abatement Period”) commencing on December 1, 2003 and ending on the date next preceding the date on which Tenant surrenders possession of the Second Surrender Space in the manner required by this Agreement, except that for each day after January 1, 2004 that Tenant has failed to surrender possession of the Second Surrender Space, such $8,403.99 shall be increased to $11,205.31. The First Surrender Space Delay Payment and the First Surrender Space Abatement Period, and the Second Surrender Space Delay Payment and the Second Surrender Space Abatement Period shall all end on January 31, 2004. Notwithstanding the foregoing, if by January 31, 2004 Tenant has failed to surrender possession of the First Surrender Space, the Second Surrender Space or the Third Surrender Space in the condition required by this Agreement, then, in the case where Tenant has failed to surrender possession of only the First Surrender Space, the Second Surrender Space or the Third Surrender

Space in the condition required by this Agreement, then Tenant shall be obligated to pay Landlord a Delay Payment in an amount equal to $43,118.21 per day for each day from and after February 1, 2004 that Tenant has failed to surrender possession of only the First Surrender Space, the Second Surrender Space or the Third Surrender Space; and in the case where Tenant has failed to surrender possession of only the First Surrender Space and the Second Surrender Space in the condition required by this Agreement, then Tenant shall be obligated to pay Landlord a Delay Payment in an amount equal to $59,074.66 per day for each day from and after February 1, 2004 that Tenant has failed to surrender possession of only the First Surrender Space and the Second Surrender Space; in the case where Tenant has failed to surrender possession of only the First Surrender Space and the Third Surrender Space in the condition required by this Agreement, then Tenant shall be obligated to pay Landlord a Delay Payment in the amount of $59,074.66 per day for each day from and after February 1, 2004 that Tenant has failed to surrender possession of the First Surrender Space and the Third Surrender Space; in the case where Tenant has failed to surrender possession of only the Second Surrender Space and the Third Surrender Space in the manner required by this Agreement, then Tenant shall be obligated to pay Landlord a Delay Payment in an amount equal to $54,323.25 per day for each day from and after February 1, 2004 that Tenant has failed to surrender possession of only the Second Surrender Space and the Third Surrender Space; and in the case where Tenant has failed to surrender possession of the First Surrender Space, the Second Surrender Space and the Third Surrender Space in the condition required by this Agreement, then Tenant shall be obligated to pay Landlord a Delay Payment in an amount equal to $70,279.97 per day for each day from and after February 1, 2004 that Tenant has failed to surrender possession of the First Surrender Space, the Second Surrender Space and the Third Surrender Space. The First Surrender Space

Delay Payment, the Second Surrender Space Delay Payment and the Third Surrender Space Delay Payment are sometimes herein collectively referred to as the “Delay Payment”.

                    (iii) Notwithstanding the foregoing, (A) the First Surrender Space Abatement Period shall be reduced by the number of days that the First Surrender Space shall not be delivered to Landlord in the manner required by this Agreement as a result of any of the events or conditions described in Articles 9 and 10 of the Lease or by the damage, destruction or condemnation of all or a portion of the building to which DoubleClick is moving from the Building, (B) the Second Surrender Space Abatement Period shall be reduced by the number of days that the Second Surrender Space shall not be delivered to Landlord in the manner required by this Agreement as a result of any of the events or conditions described in Articles 9 and 10 of the Lease or by the damage, destruction or condemnation of all or a portion of the building to which DoubleClick is moving from the Building and (C) the Third Surrender Space Abatement Period shall be reduced by the number of days that the Third Surrender Space shall not be delivered to Landlord in the manner required by this Agreement as a result of any of the events or conditions described in Article 9 and 10 of the Lease or by damage or destruction or condemnation of all or a portion of the building to which Tenant is moving from the Building, and any other abatement periods described in subparagraph 5(a)(ii) shall be reduced by the number of days that the First Surrender Space, the Second Surrender Space and the Third Surrender Space has not been delivered by Tenant in the condition required by this Agreement, as a result of any of the events or conditions described in Article 9 and 10 of the Lease or by damage, destruction or condemnation of all or a portion of the building to which Tenant is moving from the Building. In addition to Tenant’s obligation to continue to pay the fixed rent as set forth in subparagraph 2(a) of this Agreement, Tenant shall be obligated to pay Landlord the

Third Surrender Space Delay Payment, but Tenant shall only be liable for so much of the First Surrender Space Delay Payment, the Second Surrender Space Delay Payment and/or the Third Surrender Space Delay Payment as is caused by Tenant’s failure to so deliver the First Surrender Space, the Second Surrender Space and/or the Third Surrender Space and substantially complete Tenant’s Work (the payments required to be made by Tenant under subparagraph 5(a)(i) above and this subparagraph 5(a)(ii) are referred to as the “Holdover Charges”).

                    (iv) Landlord and Tenant acknowledge that Landlord is holding a letter of credit (hereinafter referred to as the “L/C”) in the amount of $11,000,000.00, which, pursuant to the terms of the Third Amendment was to be reduced to $6,000,000.00, and that according to the terms of the L/C, the final expiration date thereof is January 26, 2010. Landlord and Tenant acknowledge and agree that effective as of the date of this Agreement, subparagraph 6(f) of the Third Amendment is deleted in its entirety and accordingly, Tenant shall no longer be entitled to reduce the amount of the Letter of Credit pursuant to the terms thereof. In addition to Landlord’s rights under the Lease to draw down upon the L/C, Tenant acknowledges and agrees that Landlord has the right to draw down upon the L/C from time to time, or to retain the proceeds thereof (if Landlord has theretofore drawn down upon the L/C) in accordance with the terms of the Lease, if Tenant has not delivered the 12th Premises to Landlord in accordance with the terms of the Third Amendment and if Tenant has not delivered each Surrender Space to Landlord with the Delivery Conditions satisfied and Tenant’s Work substantially complete on or before the respective dates set forth in subparagraph (ii) above, and receive the First Surrender Space Delay Payment, the Second Surrender Space Delay Payment and/or the Third Surrender Space Delay Payment, as the case may be. Tenant further acknowledges and agrees that Landlord shall be entitled to draw down on the L/C in accordance with the terms thereof in the event that the issuing bank of the L/C sends to Landlord or Tenant (and in such case Tenant shall immediately send a copy of same to Landlord) a notice that it elects not to renew or extend the L/C and Landlord will hold the proceeds thereof in accordance with the provisions of the Lease. Tenant agrees to cooperate with Landlord and execute any document requested by Landlord in connection with Landlord’s use of the proceeds of the L/C and its presentment of such L/C to the issuing bank for payment in accordance with the terms of the Lease and this Agreement. Within thirty (30) days of the satisfaction of Tenant’s obligations hereunder, Landlord agrees to return to Tenant the L/C, as same has been modified in accordance with Landlord’s right to draw down on such L/C, together with any signed instrument required by the issuer of the L/C to evidence the early termination thereof. Further, if Landlord is then holding cash proceeds of the L/C in any such reduced amount, such cash proceeds shall be returned to Tenant within thirty (30) days of the satisfaction of Tenant’s obligations hereunder. Once Tenant satisfies its obligations set forth in this Agreement, other than its obligation to pay fixed rent as set forth in the last sentence of Paragraph 2(a) above, Landlord acknowledges and agrees that the L/C shall reduce to the amount of $7,936,878.00 and Landlord shall draw down on the L/C on a monthly basis to pay such fixed rent then due, and from after the date Landlord commences to draw down on the proceeds of such L/C pursuant to Paragraph 2(a) above and this subparagraph 5(a)(iv), Tenant shall have no obligation to restore the L/C to the sum of $7,936,878.00.

               (b) Notwithstanding anything to the contrary contained in this Agreement, the acceptance of any Holdover Charges paid by Tenant pursuant to subparagraph 5(a)(i) above shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding at any time after (i) October 31, 2003 with respect to the First Surrender Space, (ii) October 31, 2003 with respect to the Second Surrender Space and (iii)

December 31, 2003 with respect to the Third Surrender Space, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York.

               (c) All damages to Landlord as expressly set forth in this Agreement by reason of the holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

          6. If the Third Amendment is terminated, then all of Tenant’s right, title and interest in and to the 12th Premises shall be deemed reinstated retroactive to the effective date set forth in the Third Amendment, Tenant shall remain in occupancy of the 12th Premises (or have the right to reoccupy the 12th Premises) pursuant to the terms of the Lease applicable to the 12th Premises and the Lease shall be deemed further amended or certain of the terms thereof restated, as the case may be, as follows:

               (a) Sections (A)(2), (A)(3), (B), (C), and (D)(1) of Article Third of the Second Amendment, Sections (A), (B)(4), (B)(5), (B)(6), (B)(7), (B)(8), (C), (G), (H), (I)(3), (J), and (K) of Article Fourth of the Second Amendment, Articles Seventh, Ninth, Twelfth and Fourteenth of the Second Amendment, and Sections 52(K) and 52(I) of the Lease shall be deemed deleted from the Lease.

               (b) The term “Tenant’s Proportionate Tax Share” as set forth in subsection 42(A)(iii) of the Lease with respect to the 12th Premises shall be 7.126%.

               (c) The term “Tenant’s Proportionate Operating Share” as set forth in subsection 43(A)(6) of the Lease with respect to the Remaining Space shall be 7.126%.

               (d) Section 56(J)(1) of the Lease is hereby deleted from the Lease in its entirety and the following shall be inserted in lieu thereof:

(1) Landlord shall supply condenser water free of charge during “regular hours” (7:00 a.m. – 6:00 p.m.) of “business days” (which term is used herein to mean all days except Saturdays, Sundays and days (hereinafter referred to as “holidays”) observed by the Federal or New York State government as legal holidays or the building service employees’ union holidays) throughout the year and at the rate of $50.00 per hour during “overtime hours” (6:00 p.m. – 7:00 a.m.) for up to 400 tons to serve the 12th Premises. Landlord shall also make available to Tenant during the term of the lease supplemental condenser water to serve the 12th Premises for up to thirty (30) tons (i.e., two (2) 15 ton units) during regular hours and overtime hours free of charge on business days and for all hours on holidays. With respect to any condenser water required to supply any air-conditioning which Tenant may be permitted to install in excess of 830 tons, Landlord shall make available to Tenant, and Tenant shall pay for, as additional rent, such additional condenser water at the rate of $.072 per ton per hour during regular hours and overtime (or after) hours of business days and for all hours on holidays.

               (e) The proportionate share set forth in subsection 56(J)(2) of the Lease with respect to the Remaining Space shall be 7.126%.

               (f) The amount of the L/C shall be reduced to $5,000,000.00. Landlord agrees to execute an amendment to the L/C or otherwise direct the Issuer of the L/C, as necessary, to facilitate the reduction of the Letter of Credit.

          7. Landlord and Tenant agree that the dedicated passenger elevator cab (hereinafter referred to as the “Dedicated Elevator”) in the high rise elevator bank servicing the 12th, 14th 15th and 16th floors and the lobby of the Building for the exclusive use of Tenant and its visitors and invitees pursuant to Section (a) of Article Twelfth of the Second Amendment was relinquished by Tenant prior to the date of this Agreement and Tenant represents to Landlord that no work with respect to the Dedicated Elevator has been performed. To the extent the sign afforded to Tenant in connection with the Dedicated Elevator pursuant to Section (b) of Article Twelfth of the Second Amendment has not been removed as of the date of this Agreement, then, within thirty (30) days of the Third Surrender Date, Tenant shall remove such sign and repair any damage to the lobby wall of the Building resulting from such removal.

          8. Tenant represents and warrants to Landlord that Tenant has not cut the slab between the 15th Premises and the 16th floor of the Building, as provided in Section (c)(3) of Article Twelfth of the Second Amendment.

          9. Prior to the Third Surrender Date, Tenant shall, to the extent previously installed by or on behalf of Tenant and not removed as of the date of this Agreement, remove the Lobby Name Sign, the Roof Signs and the Outdoor Name Signs (as set forth in Article Ninth of the Second Amendment) and repair any damage to any portion(s) of the Building resulting from such removal and Tenant hereby relinquishes all rights to install any such Lobby Name Sign, Roof Sign and/or Outdoor Name Sign regardless of whether the Third Amendment is terminated.

          10. (a) In consideration of Landlord’s agreement to permit the termination of the Lease with respect to the Surrender Space, Tenant shall pay to Landlord the sum of $9,835,757.00 (hereinafter referred to as the “Termination Fee”). Tenant shall deliver to Greenberg Traurig, LLP, together with its execution and delivery of this Agreement, by wire transfer the Termination Fee to Landlord in accordance with the wiring instructions set forth on Exhibit C annexed hereto.

               (b) In further consideration of Landlord agreeing to enter into this Agreement with Tenant, Tenant agrees to pay to Landlord the sum of $48,000.00, representing the reimbursement to Landlord for Landlord’s actual legal fees incurred in connection with the drafting, preparation, negotiation and execution of this Agreement and any and all other documents in connection with the same, which includes all out-of-pocket third party costs and expenses incurred by Landlord in connection therewith.

               (c) In the event the Surrender Date is later than the Effective Date with respect to any Surrender Space and provided that Tenant is not then in default beyond the giving of notice (if required under the Lease and this Agreement) and the expiration of all applicable cure periods of its obligation to pay any fixed rent and additional rent under the Lease, then the Termination Fee shall be adjusted in accordance with the schedule annexed hereto as Exhibit D and Landlord agrees to return the difference between the Termination Fee and the adjusted Termination Fee within thirty (30) days of the later to occur of the Third Effective Date and the Third Surrender Date.

          11. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties are merged in and are contained in this Agreement.

          12. Landlord and Tenant each represent and warrant to the other that it has not relied upon any representation or warranty, express or implied, in entering into this Agreement, except those which are set forth herein.

          13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State.

          14. Landlord and Tenant covenant, warrant and represent that there was no broker or finder instrumental in consummating this Agreement other than Cushman & Wakefield, Inc., (hereinafter referred to as “Cushman”), Newmark Company Real Estate, Inc. (“Newmark”), Colliers ABR, Inc. (“Colliers”) and Jones Lang LaSalle Americas, Inc. (“JLL”) (Cushman, Newmark, Colliers and JLL are hereinafter collectively referred to as the “Broker”) and that no conversations or negotiations were had with any broker or finder other than the Broker. Landlord and Tenant agree to indemnify and to hold each other harmless from and against any claims or suits for a brokerage commission or finder’s fee arising out of any conversations or negotiations had by Tenant or Landlord with respect to the surrender of the Surrender Space and this Agreement with any broker or finder other than the Broker. Tenant agrees to pay Cushman the sum of $1,063,254.61 as a brokerage commission in connection with the Associated Press Lease.

          15. (a) All notices, consents and approvals required or permitted to be given hereunder shall be (unless otherwise expressly provided herein) in writing and shall be given by registered or certified mail, return receipt requested, or by nationally recognized overnight courier service providing for receipted delivery to the addresses set forth on the first page hereof, and if to Tenant, attention: General Counsel, unless the other party hereto shall be notified of another address in writing. Copies of all notices to Tenant in connection with this Agreement shall be sent, in the same manner, to Loeb & Loeb, LLP, 345 Park Avenue, New York, New York 10154, Attention: Scott I. Schneider, Esq. All notices, consents, approvals payments and statements shall be deemed to have been given three (3) days after same is mailed if mailed as aforesaid or upon receipt or rejection if sent by overnight courier service as aforesaid.

               (b) Notices to be provided by Tenant pursuant to this Agreement to Landlord, Landlord’s attorneys, Associated Press, and Associated Press’ attorneys should be sent to the respective parties at the following addresses;

If to Landlord:

450 Westside Partners L.L.C. c/o Max Capital Management Corp. 230 Park Avenue New York, New York 10169 Attention: Anthony Westreich Telecopier No.: (212) 949-6413

If to Landlord’s attorneys:

Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attention: Barry E. Shimkin, Esq. Telecopier No.: (212) 801-6400

If to Associated Press:

Associated Press, Inc. 50 Rockefeller Center New York, New York 10020 Attention: Director – Administrative Services Telecopier No.: (212) 621-7028

and

Associated Press, Inc. 50 Rockefeller Center New York, New York 10020 Attention: David Tomlin, Esq. Telecopier No.: (212) 621-5456

If to Associated Press’ attorneys:

Davis & Gilbert, LLP 1740 Broadway New York, New York 10019 Attention: Gerald R. Uram, Esq. Telecopier No.: (212) 974-7024

          16. This Agreement may not be changed orally, and shall be binding upon and inure to the benefit of the parties to it, their respective heirs, successors and, as permitted, their assigns. If any provision of this Agreement, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Agreement, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          17. Tenant hereby covenants to pay (and comply with all laws in respect of) any and all federal, state and local taxes which may be due and otherwise payable with respect to the transactions contemplated by this Agreement (which taxes shall include, but not be limited to, the New York City Real Property Transfer Tax and the New York State Real Property Transfer Gains Tax) and to prepare and file all instruments, applications and other documentation in connection therewith. Tenant hereby indemnifies Landlord from any and all liabilities, loss, obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys’ fees, which Landlord may incur in the event Tenant fails to pay promptly when due any of such taxes or comply with any laws in respect thereof.

          18. Except as otherwise expressly provided in this Agreement, the Lease shall remain and continue unmodified and in full force and effect and in accordance with its terms with respect to the Remaining Space.

[signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

450 WESTSIDE PARTNERS, L.L.C.,
a Delaware Limited Liability Company
By: Max/FW Management, L.L.C.
By:	Max Capital Management Corp., Manager

By:	/s/ Anthony Westreich

Title: President

TENANT:

DOUBLECLICK INC.

By:	/s/ Bruce Dalziel

Title: Chief Financial Officer

EXHIBIT D
Termination Payment Schedule

     If any portion of the Surrender Space is not delivered in accordance with the scheduled delivery dates, then the Termination Fee shall be adjusted/recalculated on a per diem basis in accordance with the “Timing Sensitivity Matrix” (the “Matrix”) that follows; provided, however, that in calculating such Termination Fee on the Matrix, the work allowance amount of $4,923,434.00 (that was applicable to the 15th Floor under the Lease) shall be deducted from each dollar amount on the Matrix. By way of example, if the Third Surrender Space was delivered by December 1, 2003, and the First Surrender Space was delivered by November 1, 2003, but the Second Surrender Space was delivered on February 1, 2004, the adjusted Termination Fee would be $9,639,632.00 (i.e., $14,563,066.00 - $4,923,434.00).

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